Exhibit 4.1

Amendment Number One

to

Registration Rights Agreement

By instrument dated September 7, 2007, a Registration Rights Agreement (the “Agreement”) was entered into by Chase Packaging Corporation, a Texas corporation (the “Company”), and those persons and entities listed on Exhibit “A” attached hereto (collectively referred to as the “Purchasers”).

The Agreement was entered into in connection with, and as part of, an overall transaction pursuant to which the Company issued and sold to the Purchasers certain Units, with each Unit consisting of one share of Series A 10% Convertible Preferred Stock (the “Preferred Stock”), five hundred (500) shares (the “Shares”) of the Company’s ten cent ($0.10) par value Common Stock (the “Common Stock”), and five hundred (500) warrants (the “Warrants”), with each Warrant exercisable into one share of Common Stock at fifteen cents ($0.15) per share.

Under the terms of the Agreement, by no later than the “Required Filing Date” the Company is required to prepare and file with the SEC a Registration Statement covering the Preferred Stock, the Shares, and the Warrants.

Also under the terms of the Agreement, the Required Filing Date is June 3, 2008.

At this time, management of the Company is devoting essentially all of its time in preparing, and filing with the SEC, an annual report on Form 10-KSB and also preparing a Proxy Statement for distribution to the Company’s shareholders in preparation for the annual meeting of shareholders of the Company which will be held on June 3.

In order to keep the Company’s operating costs to a minimum until an acquisition or other reorganization transaction can be accomplished (which will provide the Company with an operating business), the Company’s operating expenses have been kept to a minimum resulting in management of the Company consisting only of a few individuals.

It has become apparent that, with the demands on their time made by the need to prepare and file the annual report on Form 10-KSB and the Proxy Statement, it will be extremely difficult for management of the Company to also prepare and file a Registration Statement with the SEC by June 3, 2008.  For this reason, management of the Company has requested that the Purchasers sign an amendment to the Agreement for the purpose of extending the Required Filing Date under the Agreement to August 31, 2008.

In consideration of ten dollars cash in hand paid by the Company to each Purchaser, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree that the Required Filing Date as defined in the Agreement is hereby extended to August 31, 2008.

This instrument may be signed by means of multiple signature pages (with signatures on faxed pages) which, when attached hereto, will be deemed fully effective and legally binding in the same manner as if a single signature page had been signed by all of the parties hereto.

DATED the 30th day of April, 2008.

COMPANY:

CHASE PACKAGING CORPORATION

	By:	/s/ Allen T. McInnes
Allen T. McInnes,
Chairman of the Board, President
and Treasurer

[Signatures of Purchasers to follow on next pages]

[Signature Page of Purchaser]

Name of Holder:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Tax ID #:

Full Address:

Facsimile #:

Telephone #:

Attn:

Exhibit A

PURCHASERS

Nicholas A Baker III
William J Barrett Jr. IRA Rollover
Sara Barrett
William J. Barrett
William R. Cast IRA
Donald E Cutler IRA Rollover
Robert Deputy
Edward L. Flynn
Leona T. Flynn
Arthur J Gajarsa
Arthur J Gajarsa IRA
David S. Gardner
Elizabeth R. Gardner
Herbert M. Gardner
Herbert M. Gardner Keogh
Mary Gardner
Peter H. Gardner and Linda Gardner
Stuart M. Gerson & Pamela E. Somers, JTWROS
Ann C W Green IRA
Tammy Klein
Richard Leibner
William D. Marohn
Allen T. McInnes
C Richard Stafford IRA
William Sutherland IRA Rollover
Sidney Todres IRA
Esther K. Zyskind